Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2012 with respect to the consolidated combined financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Atlas Energy, L.P. which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

April 4, 2012